October 5, 2005



Mr. Joseph B. Feiten
Chief Financial Officer
Tipperary Corporation
633 Seventeenth Street, Suite 1550
Denver, Colorado 80202


	Re:	Tipperary Corporation
		Form 10-K for Fiscal Year Ended December 31, 2004
Filed March 24, 2005
      File No. 001-07796


Dear Mr. Feiten:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Jill S. Davis
								Branch Chief

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Mr./Ms.
Company Name
Date, 2005
page 1




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